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                                                                   Exhibit 10.18


                           U.S. ENERGY SYSTEMS, INC.
                        515 N. Flagler Drive, Suite 202
                         West Palm Beach, Florida 33401


  November 1, 1996


  RE: Amendment to Security Agreement, Promissory Note and Financing Statement between U.S. Energy Systems, Inc. (formerly U.S. Envirosystems, Inc.) ("Borrower") and Anchor Capital Company, L.L.C. ("Lender"), dated as of June 15, 1995 and as amended from time to time thereafter (collectively, the "Anchor Bridge Loan")

  Gentlemen:

  This letter is to confirm our understanding that the maturity of the above-referenced Loan Agreement has been extended to November 29, 1996 (the "Extension"), such that the Due Date, as referred to in the Loan Agreement and related documents, shall mean the earlier of the date of the closing of the public offering of the Borrower's Common Stock and November 29, 1996. All other terms and conditions of the Anchor Bridge Loan, including all amendments thereto, shall remain in effect. All capitalized terms not defined herein shall have the meanings ascribed to them in the Anchor Bridge Loan.

  If the foregoing confirms your understanding, please indicate acceptance of the Extension of the Anchor Bridge Loan by executing and returning to us the enclosed copy of this letter by facsimile whereupon the Extension shall become effective.


  Sincerely,


  /s/ Theodore Rosen
  Chairman
  U.S. Energy Systems, Inc.


  ACCEPTED:

  ANCHOR CAPITAL COMPANY, L.L.C.


  BY: /s/ Michael A. Gales
  Title: Chairman and CEO